West8 Tower
10205 Westheimer Road
Houston, Texas 77042
www.dresser-rand.com

For Immediate Release

Dresser-Rand Reports Third Quarter 2008 EPS of $0.57
Completes $150 million Share Repurchase Program
Books Compression Equipment for World’s First Floating LNG Project
Completes Three Strategic Acquisitions

•	Revenues of $543.9 million and $1,448.9 million for the three and nine months ended September 30, 2008, increased 39.7% and 26.6% compared with the corresponding periods in 2007
•	Operating income was $82.8 million and $205.2 million for the three and nine months ended September 30, 2008, up 127.5% and 71.9% compared with the corresponding periods in 2007
•	Bookings for the twelve months ended September 30, 2008 of $2,426.2 million increased 13.5% compared with bookings for the twelve months ended September 30, 2007
•	Backlog increased 36.3% from September 30, 2007 to $2,385.9 million

Results Summary (dollars in millions, except per share data):
	Three Months Ended Sept.		Nine Months Ended Sept.
	2008	2007	2008	2007
Total revenues	$543.9	$389.3	$1,448.9	$1,144.9
Operating income	$82.8	$36.4	$205.2	$119.4
Income before income taxes	$70.3	$32.7	$181.6	$98.5
Net income	$46.8	$21.3	$120.7	$62.9
Diluted EPS	$0.57	$0.25	$1.43	$0.74
Shares used to compute diluted EPS (000)	82,608	85,693	84,591	85,536
Total bookings	$733.1	$496.2	$1,812.5	$1,581.0
Total backlog	$2,385.9	$1,750.8	$2,385.9	$1,750.8

Houston, TX, October 30, 2008 – Dresser-Rand Group Inc. (“Dresser-Rand” or the “Company”) (NYSE: DRC), a global supplier of rotating equipment and aftermarket parts and services, reported net income of $46.8 million, or $0.57 per diluted share, for the third quarter 2008. This compares to a net income of $21.3 million, or $0.25 per diluted share, for the third quarter 2007.

Vincent R. Volpe Jr., President and Chief Executive Officer of Dresser-Rand, said, “We are very pleased with our strong third quarter performance. Operating income was near the top end of the range of our guidance, bookings were strong in both the new unit and aftermarket segments, we booked the compression equipment for the world’s first floating LNG project, and completed three acquisitions and the $150 million share repurchase program. Our business model of strong cash flow generation and our solid balance sheet allows us to pursue these accretive bolt-on acquisitions. While it is difficult to predict how the recent financial turmoil and increased risk of a global economic slowdown will impact our business, we expect continued strong performance in the fourth quarter, 2009 and the longer-term.”

Mr. Volpe also said that the Company was very pleased with its rank of #25 in Forbes’“100 Best Mid-Cap Stocks in America” noting that it was also among Forbes’“Top-Ten in the Mid-Cap: Best Earnings Growth.” He went on to say, “Our rank among such prestigious and successful companies underscores the strength of our business model and reflects the company’s commitment to growth and building shareholder value.”

Market conditions remained strong during the third quarter 2008 in both the new unit and aftermarket business segments. In the third quarter 2008, total revenues increased 39.7%, bookings increased 47.7% and backlog grew 36.3% over the prior year period.

Total revenues for the third quarter 2008 of $543.9 million increased $154.6 million, or 39.7%, compared with $389.3 million for the third quarter 2007. Total revenues for the nine months ended September 30, 2008, of $1,448.9 million increased $304.0 million, or 26.6%, compared with revenues of $1,144.9 million for the corresponding period in 2007.

Operating income for the third quarter 2008 was $82.8 million. This compares to operating income of $36.4 million for the third quarter 2007. Third quarter 2008 operating income increased from the year ago quarter primarily due to higher revenues partially offset by the previously disclosed accident at the Company’s Painted Post facility in New York State and the impact from Hurricanes Ike and Gustav, the combination of which reduced operating income in the quarter by approximately $5.0 million. In addition, results for the third quarter 2007 were adversely impacted by a work stoppage at the Painted Post facility. The Company estimates the work stoppage reduced its operating income for the third quarter 2007 by approximately $20 million.

Operating income for the nine months ended September 30, 2008, was $205.2 million. This compares to operating income of $119.4 million for the corresponding period in 2007. Operating income increased from the year ago nine month period primarily due to higher revenues and the end of the work stoppage at the Painted Post facility, which adversely affected 2007 results.

Bookings for the third quarter 2008 were $733.1 million, which was $236.9 million or 47.7% higher than the third quarter 2007 of $496.2 million. Bookings for the nine and twelve months ended September 30, 2008, of $1,812.5 million and $2,426.2 million, respectively, were 14.6% and 13.5% higher than the bookings for the corresponding periods ended September 30, 2007, of $1,581.0 million and $2,137.2 million, respectively. The backlog at the end of September 2008, was $2,385.9 million or 36.3% higher than the backlog at the end of September 2007 of $1,750.8 million.

New Units Segment

New unit revenues for the third quarter 2008 of $306.7 million were up 58.1% compared with $194.0 million for the third quarter 2007. New unit revenues for the nine months ended September 30, 2008, of $755.4 million improved 39.7% compared with $540.6 million for the corresponding period in 2007.

New unit operating income was $37.8 million for the third quarter 2008 compared with operating income of $12.0 million for the third quarter 2007. This segment’s operating margin was 12.3% compared with 6.2% for the third quarter 2007. The increase in this segment’s operating results was primarily attributable to higher revenues and the ending of the work stoppage at the Painted Post facility, which adversely affected 2007 results. The Company estimates the work stoppage reduced this segment’s third quarter 2007 operating income by approximately $8 to $9 million and its operating margin by approximately 300 to 350 basis points.

New unit operating income was $72.7 million for the nine months ended September 30, 2008, compared with operating income of $34.0 million for the corresponding period in 2007. This segment’s operating margin for the nine months ended September 30, 2008, was 9.6% compared with 6.3% for the corresponding nine month period in 2007. The increases from the corresponding periods in 2007 were attributable to higher revenues and the end of the work stoppage at the Painted Post facility in 2007. The Company estimates the work stoppage reduced this segment’s operating margin by approximately 100 to 150 basis points for the nine months ended September 30, 2007.

Bookings for the three months ended September 30, 2008, of $442.2 million were 55.1% higher than bookings for the corresponding period in 2007 of $285.1 million. New unit bookings included a $55 million order for the compression equipment for the world’s first floating Liquified Natural Gas (LNG) project.

Bookings for the nine and twelve months ended September 30, 2008, of $1,013.4 million and $1,361.9 million, respectively, were 4.2% and 4.7% higher than the bookings for the corresponding periods ended September 30, 2007, of $973.0 million and $1,300.4 million, respectively.

The backlog at September 30, 2008, of $1,966.0 million was 35.0% above the $1,456.7 million backlog at September 30, 2007. This increase was due to continuing strong worldwide demand for rotating equipment and approximately $200 million of backlog at companiess acquired in the third quarter 2008.

Aftermarket Parts and Services Segment

Aftermarket parts and services revenues for the third quarter 2008 of $237.2 million were up 21.5% compared with $195.3 million for the third quarter 2007. Aftermarket parts and services revenues for the nine months ended September 30, 2008, of $693.5 million increased 14.8% compared with $604.3 for the corresponding period in 2007. As previously reported, revenues in 2007 were adversely, but temporarily, affected by changes in the procurement process and a delay in budget appropriations for certain of the Company’s national oil company clients and by the strike at the Painted Post facility.

Aftermarket operating income for the third quarter 2008 of $63.8 million increased 48.0% compared with $43.1 million for the third quarter 2007. This segment’s operating margin for the third quarter of 2008 of approximately 26.9% compared with 22.1% for the third quarter 2007. The increase in this segment’s operating results was principally due to higher revenues and the ending of the work stoppage at the Painted Post facility, which adversely affected 2007 results. The Company estimates the work stoppage reduced this segment’s third quarter 2007 operating income by approximately $11 to 12 million and its operating margin by approximately 400 to 450 basis points.

Aftermarket operating income for the nine months ended September 30, 2008, of $184.6 million increased 28.9% compared with $143.2 million for the corresponding period in 2007. The increase in operating income from the corresponding nine month period in 2007 was attributable to higher revenues for parts and services and the ending of the work stoppage at the Painted Post facility, which adversely affected 2007 results. This segment’s operating margin of approximately 26.6% compared with 23.7% for the corresponding period in 2007. The Company estimates the work stoppage reduced this segment’s operating margin by approximately 100 to 150 basis points for the nine months ended September 30, 2007.

Bookings for the three months ended September 30, 2008, of $290.9 million were 37.8% above bookings for the corresponding period in 2007 of $211.1 million. Bookings for the nine and twelve months ended September 30, 2008, of $799.1 million and $1,064.3 million, respectively, compared with bookings of $608.0 million and $836.8 million, respectively, for the corresponding periods ended September 30, 2007. Bookings in 2007 were adversely, but temporarily, affected by changes in the procurement process and a delay in budget appropriations for certain of the Company’s national oil company clients.

The backlog at September 30, 2008, of $419.9 million compared with the backlog of $294.1 million at September 30, 2007.

Liquidity and Capital Resources

As of September 30, 2008, cash and cash equivalents totaled $103.1 million and borrowing availability under the Company’s $500 million senior secured credit facility was $223.9 million, as $276.1 million was used for outstanding letters of credit.

In the first nine months of 2008, cash provided by operating activities was $167.0 million compared with $187.7 million for the corresponding period in 2007. The decrease of $20.7 million in net cash provided by operating activities was principally from changes in working capital partially offset by improved operating performance. Principal uses of cash in the first nine months of 2008, included capital expenditures of $27.6 million, share repurchase of $150.2 million and three acquisitions totalling $89.6 million. As of September 30, 2008, total debt was $370.3 million and total debt net of cash and cash equivalents was approximately $267.2 million.

Strategic Acquisitions

On July 1, 2008, the Company acquired certain assets of Peter Brotherhood Ltd. The agreement includes the potential for additional consideration based on an Earnings Before Interest, Tax, Depreciation, and Amortization (EBITDA) earn-out for the fiscal year ended November 30, 2008. Peter Brotherhood specializes in the design and manufacture of steam turbines, reciprocating gas compressors, gas engine packaged combined heat & power systems (CHP), and gearboxes. Peter Brotherhood, with a manufacturing facility in the United Kingdom, has an installed equipment base estimated at approximately 750 units. The Peter Brotherhood business reported sales of approximately £50.5 million (British Pounds) in fiscal year 2007.

On August 8, 2008, Dresser-Rand Company acquired the assets of Enginuity LLC (“Enginuity”), a private, U.S.-based provider of combustion and catalytic emissions technology solutions, controls and automation, and aftermarket services for reciprocating gas engines used in the gas transmission market. In 2007, Enginuity reported sales of approximately $16 million.

On August 29, 2008, Dresser-Rand Services, LLC acquired all of the stock of Arrow Industries, Inc. (“Arrow Industries” or “Arrow”). Arrow Industries is a premier provider of foundation and mechanical services for reciprocating engines and compressors used in the North American pipeline industry. With four facilities in the U.S., Arrow is a Dresser-Rand foundation services provider, and is experienced in implementing and servicing Dresser-Rand and similar OEM equipment. In 2007, Arrow reported sales of approximately $30 million.

These acquisitions are expected to be neutral to earnings in the first year and accretive thereafter.

Outlook

Demand for rotating equipment and aftermarket parts and services continues to be strong. The backlog of orders has continued to increase to record levels. At September 30, 2008, 64% of the backlog of $2,385.9 million is scheduled to ship in 2009 and beyond.

The Company continues to believe that its 2008 operating income will be in the range of $300 million to $315 million.

Conference Call

The Company will discuss its third quarter 2008 results at its conference call on October 31, 2008, at 8:30 a.m. Eastern Time. A webcast presentation will be accessible contemporaneously. You may access the live presentation at www.dresser-rand.com. Participants may also join the conference call by dialing (877) 604-9670 in the U.S. and (719) 325-4889 from outside the U.S. five to ten minutes prior to the scheduled start time.

A replay of the webcast will be available from 11:30 a.m. Eastern Time on October 31, 2008, through 11:59 p.m. Eastern Time on November 7, 2008. You may access the webcast replay at www.dresser-rand.com. A replay of the conference can be accessed by dialing (888) 203-1112 in the U.S. and (719) 457-0820 from outside the U.S. The replay pass code is 4231855.
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Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries. The Company operates manufacturing facilities in the United States, France, United Kingdom, Germany, Norway and India, and maintains a network of 33 service and support centers covering more than 140 countries.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements with respect to planned or proposed repurchase of shares of common stock. Forward-looking statements include, without limitation, the Company’s plans, objectives, goals, strategies, future events, future revenue, or performance, capital expenditures, financing needs, plans, or intentions relating to acquisitions, business trends, executive compensation, and other information that is not historical information. The words “anticipates”, “believes”, “expects”, “intends”, and similar expressions identify such forward-looking statements. Although the Company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include, among others, the following: potential for material weaknesses in its internal controls; economic or industry downturns; its inability to implement its business strategy to increase aftermarket parts and services revenue; competition in its markets; failure to complete or achieve the expected benefits from any future acquisitions; economic, political, currency and other risks associated with international sales and operations; fluctuations in currencies and volatility in exchange rates; loss of senior management; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; unexpected product claims and regulations; infringement on its intellectual property or infringement on others’ intellectual property; difficulty in implementing an information management system; and the Company’s brand name may be confused with others. These and other risks are discussed in detail in the Company’s filings with the Securities and Exchange Commission at www.sec.gov. Actual results, performance, or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition. The Company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events. For information about Dresser-Rand, go to its website at www.dresser-rand.com.

Investor Contact: Blaise Derrico, Director Investor Relations (713) 973-5497

DRC-FIN

Dresser-Rand Group Inc.
Consolidated Statement of Income
(unaudited; $ in millions, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007

Net sales of products	$451.7	$317.0	$1,187.0	$913.7
Net sales of services	92.2	72.3	261.9	231.2
Total revenues	543.9	389.3	1,448.9	1,144.9
Cost of products sold	320.0	240.8	855.6	674.2
Cost of services sold	66.5	50.1	180.2	161.8
Total cost of sales	386.5	290.9	1,035.8	836.0
Gross profit	157.4	98.4	413.1	308.9
Selling and administrative expenses	71.1	57.6	204.0	179.4
Research and development expenses	3.5	4.4	9.3	10.1
Curtailment amendment / partial settlement	-	-	(5.4)	-
Income from operations	82.8	36.4	205.2	119.4
Interest expense, net	(7.1)	(9.3)	(21.2)	(30.2)
Other (expense) income, net	(5.4)	5.6	(2.4)	9.3
Income before income taxes	70.3	32.7	181.6	98.5
Provision for income taxes	23.5	11.4	60.9	35.6
Net income	$46.8	$21.3	$120.7	$62.9
Net income per common share-basic and diluted	$0.57	$0.25	$1.43	$0.74
Weighted average shares outstanding - (In thousands)
Basic	82,392	85,472	84,407	85,466
Diluted	82,608	85,693	84,591	85,536

Dresser-Rand Group Inc.
Consolidated Segment Data
(unaudited; $ in millions)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Statement of Segment Data:

Revenues
New units	$306.7	$194.0	$755.4	$540.6
Aftermarket parts and services	237.2	195.3	693.5	604.3
Total revenues	$543.9	$389.3	$1,448.9	$1,144.9

Gross profit
New units	$60.8	$29.7	$133.1	$86.0
Aftermarket parts and services	96.6	68.7	280.0	222.9
Total gross profit	$157.4	$98.4	$413.1	$308.9

Operating income
New units	$37.8	$12.0	$72.7	$34.0
Aftermarket parts and services	63.8	43.1	184.6	143.2
Unallocated	(18.8)	(18.7)	(52.1)	(57.8)
Total operating income	$82.8	$36.4	$205.2	$119.4

Bookings
New units	$442.2	$285.1	$1,013.4	$973.0
Aftermarket parts and services	290.9	211.1	799.1	608.0
Total bookings	$733.1	$496.2	$1,812.5	$1,581.0

Backlog - ending
New units	$1,966.0	$1,456.7	$1,966.0	$1,456.7
Aftermarket parts and services	419.9	294.1	419.9	294.1
Total backlog	$2,385.9	$1,750.8	$2,385.9	$1,750.8

Dresser-Rand Group Inc.
Consolidated Balance Sheet
(unaudited; $ in millions, except per share amount)

	September 30,	December 31,
	2008	2007

Assets
Current assets
Cash and cash equivalents	$103.1	$206.2
Accounts receivable, less allowance for losses of $8.0 at 2008 and $5.9 at 2007	299.5	311.9
Inventories, net	340.9	265.3
Prepaid expenses	41.1	23.0
Deferred income taxes, net	19.3	19.3
Total current assets	803.9	825.7
Property, plant and equipment, net	252.7	216.7
Goodwill	447.7	447.5
Intangible assets, net	453.6	440.0
Other assets	19.4	21.0
Total assets	$1,977.3	$1,950.9

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accruals	$400.1	$358.4
Customer advance payments	302.5	239.9
Accrued income taxes payable	6.6	22.0
Loans payable	0.2	0.2
Total current liabilities	709.4	620.5
Deferred income taxes	52.2	48.4
Postemployment and other employee benefit liabilities	64.7	80.6
Long-term debt	370.1	370.3
Other noncurrent liabilities	30.5	25.9
Total liabilities	1,226.9	1,145.7
Stockholders' equity
Common stock, $0.01 par value, 250,000,000 shares authorized; and, 81,949,525 and 85,826,523 shares issued and outstanding, respectively	0.8	0.9
Additional paid-in capital	382.3	527.3
Retained earnings	350.3	229.7
Accumulated other comprehensive income	17.0	47.3
Total stockholders' equity	750.4	805.2
Total liabilities and stockholders' equity	$1,977.3	$1,950.9

Dresser-Rand Group Inc.
Consolidated Statement of Cash Flows
(unaudited; $ in millions)

	Nine months ended September 30,
	2008	2007
Cash flows from operating activities
Net income	$120.7	$62.9
Adjustments to arrive at net cash provided by operating activities:
Depreciation and amortization	37.0	36.4
Deferred income taxes	2.3	5.6
Stock-based compensation	4.4	6.8
Amortization of debt financing costs	2.3	6.1
Provision for losses on inventory	2.1	1.0
Loss (gain) on sale of property, plant and equipment	0.3	(0.4)
Curtailment amendment / partial settlement	(11.8)	-
Working capital and other
Accounts receivable	18.5	77.0
Customer advances	44.2	72.0
Accounts payable	12.1	(14.9)
Inventories	(52.4)	(53.1)
Other	(12.7)	(11.7)
Net cash provided by operating activities	167.0	187.7
Cash flows from investing activities
Capital expenditures	(27.6)	(15.0)
Acquisitions	(89.6)	(8.1)
Proceeds from sales of property, plant and equipment	0.3	5.2
Net cash used in investing activities	(116.9)	(17.9)
Cash flows from financing activities
Proceeds from exercise of stock options	1.4	0.4
Repurchase of common stock	(150.2)	-
Payments for debt financing costs	-	(4.5)
Payments of long-term debt	(0.2)	(137.1)
Net cash used in financing activities	(149.0)	(141.2)
Effect of exchange rate changes on cash and cash equivalents	(4.2)	8.6
Net (decrease) increase in cash and cash equivalents	(103.1)	37.2
Cash and cash equivalents, beginning of the period	206.2	146.8
Cash and cash equivalents, end of period	$103.1	$184.0